EXHIBIT 99.1

Educational Development Corporation Announces Fiscal 2010 Results

TULSA, Okla., May 28, 2010 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal fourth quarter and the full year ended February 28, 2010.

For the fiscal year 2010, the Company reports net revenue of $28,670,800, a decrease of $727,600 when compared to $29,398,400 for the previous year and net earnings of $1,913,600 compared to $1,912,600. Earnings per share were $0.49 compared to $0.50 the previous year on a fully diluted basis.

For the fourth quarter 2010, the Company announced net revenues of $6,257,900 compared to $$6,267,900 for the same period last year. The Company reported 2010 fourth quarter net earnings of $347,700 compared with $460,400 for the 2009 fourth quarter resulting in earnings per share of $0.08 per share for 2010 fourth quarter and $0.12 for 2009 fourth quarter on a fully diluted basis.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 28,		Twelve Months Ended February 28,
	2010	2009	2010	2009

NET REVENUES	$ 6,257,900	$ 6,267,900	$ 28,670,800	$ 29,398,400
EARNINGS BEFORE INCOME TAXES	544,000	805,500	3,052,400	3,138,900
INCOME TAXES	196,300	345,100	1,138,800	1,226,300
NET EARNINGS	$ 347,700	$ 460,400	$ 1,913,600	$ 1,912,600

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$ 0.08	$ 0.12	$ 0.49	$ 0.50
Diluted	$ 0.08	$ 0.12	$ 0.49	$ 0.50

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	3,883,036	3,710,822	3,866,510	3,796,709
Diluted	3,886,019	3,796,577	3,868,082	3,797,785

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522